Exhibit 99.1

PCTEL Hires Carolyn Dolezal as Vice President, Strategy and

Chief Marketing Officer

Resigns From Board of Directors

BLOOMINGDALE, Ill. – September 29, 2014 — PCTEL, Inc. (NASDAQ: PCTI), a leader in Performance Critical Telecom Solutions, announced today that Carolyn Dolezal would lead the company’s strategy development and marketing activities as its newly-appointed Vice President, Strategy and Chief Marketing Officer. Ms. Dolezal resigned from PCTEL’s Board of Directors, where she served as Compensation Committee Chair, in order to accept this position.

Ms. Dolezal worked most recently for SmithBucklin as their Executive Vice President and Chief Executive, Technology Industry Practice. She also served as their Chief Information Officer and has been responsible for client management, service delivery, operations, new business and overall P&L for technology clients. Prior to SmithBucklin, Ms. Dolezal served as President of SEI which provided custom call center services for global companies. She began her career at Motorola where she had several leadership positions in Public Service Solutions and Broadband Applications, Strategic Marketing and Business Operations, and Invisix. She has her BBA from University of Wisconsin – Oshkosh and her MBA from the Kellogg Graduate School at Northwestern University.

“We are delighted that Carolyn decided to join the PCTEL executive team. In addition to her broad experience in marketing and information management and strategy, Carolyn has the capability to take on business leadership responsibilities as our operations grow,” said PCTEL’s Chairman and CEO, Marty Singer. “Over the years, PCTEL has worked hard to establish a brand for Performance Critical Telecom and we will look to Carolyn to help us refine our approach in various markets,” added Singer.

“Having worked with Marty over several years at Motorola and again as a director, I am looking forward to being part of the PCTEL Leadership Team and making strong contributions as we grow from $100 to $200 million in revenue,” said Dolezal. “My experience as a board member gave me a great opportunity to learn more about PCTEL and appreciate its tremendous growth potential. I am excited about the opportunity,” added Dolezal.

Separately, the Board’s Corporate Governance and Nominating Committee is actively reviewing potential director candidates. The Board expects to fill the existing vacancy within the quarter.

About PCTEL

PCTEL delivers Performance Critical Telecom solutions. RF Solutions develops and provides test equipment, software, and engineering services for wireless networks. Engineers rely upon PCTEL to visualize, benchmark, and optimize wireless networks. Connected Solutions™ designs and delivers performance critical antennas and site solutions for wireless networks globally. Our antennas support evolving wireless standards for cellular, private, and broadband networks. PCTEL antennas and site solutions support networks worldwide, including SCADA for oil, gas and utilities, fleet management, industrial operations, health care, small cell and network timing deployment, defense, public safety, education, and broadband access.

PCTEL’s performance critical products include its SeeGull® scanning receivers and CW Transmitter, SeeHawk® and SeeHawk® Touch™ analytic software, and its SeeWave™ interference locating system. PCTEL is recognized globally for its industry leading-edge IBflex™, EXflex™, and MX scanning receivers and its sophisticated in-building Network Engineering Services (NES).

PCTEL’s performance critical MAXRAD® and Bluewave™ antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We provide performance critical mobile towers for demanding emergency and oil and gas network applications and leverage our design, logistics, and support capabilities to deliver performance critical site solutions into carrier, railroad, and utility applications.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

# # #

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116